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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Westcorp Employee Stock Ownership and Salary Savings Plan, as amended, of our reports (a) dated February 9, 1998 with respect to the consolidated financial statements of Westcorp included in its Annual Report (Form 10-K) for the year ended December 31, 1997 and (b) dated May 31, 1997, with respect to the financial statements and schedules of the Westcorp Employee Stock Ownership and Salary Savings Plan included in the Plan's Annual Report on Form 11-K for the year ended
December 31, 1996, both filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Los Angeles, California
April 28, 1998